SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549



                              SCHEDULE 13G

                Under the Securities Exchange Act of 1934
                            (Amendment No. 1)


                             Vtel Corporation



                            (Name of Issuer)


                               Common Stock
                     (Title of Class of Securities)


                                 918333105
                             (CUSIP Number)








*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") of otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                  (Continued on following pages)

                             Page 1 of 4 Pages

CUSIP NO. 918333105
                                        13G  Page 2 of  4 Pages





1           NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

OppenheimerFunds, Inc.
I.R.S. NO. 13-2527171
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A
            GROUP*

A

B           X


3           SEC USE ONLY


4           CITIZENSHIP OR PLACE OF ORGANIZATION

            Colorado

                             NUMBER OF SHARES
                        BENEFICIALLY OWNED BY EACH
                                 REPORTING
                                  PERSON
                                   WITH
5           SOLE VOTING POWER
            0
6           SHARED VOTING POWER
            0
7           SOLE DISPOSITIVE POWER
            0
8           SHARED DISPOSITIVE POWER
            0
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            0
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            0%
12          TYPE OF REPORTING PERSON*
IA                 *SEE INSTRUCTION BEFORE FILLING OUT!

                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549
                              Schedule 13G
                Under the Securities Exchange Act of 1934

Item 1(a)      Name of Issuer:
               Vtel Corporation

Item 1(b)      Address of Issuer's Principal Executive Offices:
               108 Wild Basin Road
               Austin, TX  78746

Item 2(a)      Name of Person Filing:
               OppenheimerFunds, Inc.

Item 2(b)      Address of Principal Business Office:
               Two World Trade Center, Suite 3400
               New York, New York 10048-0203

Item 2(c)      Citizenship:
               Inapplicable

Item 2(d)      Title of Class of Securities:
               Common Stock

Item 2(e)      CUSIP Number:
               918333105

Item 3(e)       X  Investment Adviser registered under Section
                   203 of the Investment Advisers Act of 1940

Item 4(a)      Amount Beneficially Owned:  0 shares

Item 4(b)      Percent of Class:  0%

Item 4(c)(i)   Sole Power to vote or to direct the vote -  0

Item 4(c)(ii)  Shared power to vote or to direct the vote - 0

Item 4(c)(iii) Sole power to dispose or to direct the disposition of - 0

Item 4(c)(iv) Shared power to dispose or to direct the disposition of - 0 shares

Item 5         Ownership to Five Percent or Less of a Class:

               If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the
               following:   X

Item 6         Ownership of More than Five Percent on Behalf of
               Another Person:
               Inapplicable

Item 7         Identification and Classification of the
               Subsidiary Which Acquired the Security Being
               Reported on By the Parent Holding Company:
               Inapplicable

Item 8         Identification and Classification of Members of the
Group:
               Inapplicable

Item 9         Notice of Dissolution of Group:
               Inapplicable

Item 10        Certification:
               By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE      After reasonable inquiry and to the best of my
               knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:           February 5, 1997

Signature:     /s/ Merryl Hoffman

               ________________________________________

Name/Title:    Merryl Hoffman, Vice President

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